FOR IMMEDIATE RELEASE

For More Information Please Contact:
           David Carlson
           Executive Vice President and
           Chief Financial Officer
          LaCrosse Footwear, Inc.
          (503) 766-1010 (ext. 1331)

LACROSSE FOOTWEAR REPORTS THIRD QUARTER RESULTS

Portland, Ore. — (November 3, 2003) LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT) today reported results for the third quarter ended September 27, 2003.

Third Quarter Highlights:

o	Consolidated net income increased to $2.1 million, or $0.36 per share, compared to consolidated net income of $0.9 million, or $0.15 per share in the third quarter of the prior year, an increase of 148%.
o	Consolidated net sales increased to $29.9 million, from $29.2 million in the third quarter of 2002, an increase of 2.6%.
o	Gross margins improved to 31.4%, as compared to 30.5% in the third quarter of 2002, an improvement of 0.9%
o	Operating expenses decreased to $7.0 million from $7.6 million in the comparable quarter last year, a reduction of 8.1%.
o	Notes payable and long-term debt declined to $21.7 million from $26.5 million from a year ago, a decrease of 18.1%.

Third Quarter Detail:

Net sales for the quarter ended September 27, 2003 increased $0.7 million, or 2.6%, to $29.9 million from $29.2 million from the same period in 2002.

o	Retail Channel: The LaCrosse® brand retail channel increased net sales from the third quarter of 2002 due to stronger sales in the rubber boot categories, fueled primarily by sales of the Company’s new, patent-pending Alpha line of sporting and occupational rubber clad neoprene boots. The net sales increase for the Danner® brand was primarily related to improved product offerings for the hunting and uniform markets. Net sales for the retail channel of the LaCrosse brand improved 10.7%, and net sales for the Danner brand improved 7.1% over the same period last year.

o	Safety and Industrial Channel: Net sales for the Safety and Industrial channel of distribution declined by 24.5% from the third quarter of the previous year due to a strategic reduction in sales of lower-margin products, including a reduction in the number of products being offered for sale in the private label and mass merchant markets, and the strategic elimination of low-margin accounts.

Gross profit for the quarter ended September 27, 2003 increased to $9.4 million, or 31.4% of net sales, from $8.9 million, or 30.5% of net sales, for the third quarter of 2002. Gross margins as a percent of net sales have improved due to an increase in sales of new, more profitable products, the elimination of lower-margin product lines, and the strategic elimination of lower-margin accounts. The elimination of lower margin products included an increase of $0.5 million in the reserve for slow-moving inventory, which decreased margins by 1.7% for the quarter.

Operating expenses decreased $0.6 million, or 8.1%, to $7.0 million for the quarter ended September 27, 2003 compared to $7.6 million for the same period a year ago. The decrease in expenses resulted from consolidation of LaCrosse Safety and Industrial operations from Racine, Wisconsin, to other company facilities in Portland, Oregon, and La Crosse, Wisconsin.

Trade accounts receivable declined by $0.9 million from the same period a year ago due to improved collection policies and practices. Prepaid expenses and other assets declined by $1.9 million due primarily to the receipt of an income tax refund due to tax provisions enacted as part of the Job Creation and Worker Assistance Act of 2002. Goodwill and other assets declined by $1.0 million primarily due to the redemption of cash surrender value of certain of our life insurance policies. Reduced receivables, prepaid expenses, other assets, and cash generated from net income over the past year contributed to the reduction of $4.8 million in notes payable and long-term debt from the end of the third quarter of 2002.

“We’re encouraged to see sales growth for the Company, which is being driven by innovative new products in the retail channel and the management team’s continued focus on sales growth,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “Coupled with higher gross margins and lower costs generated from consolidating our operations, our net income is growing as well. We are also encouraged by dealer responses to the new Spring 2004 line of LaCrosse Quad Comfort ™ work boots, and the new line of Danner Agitator outdoor products,” he added.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company, including, but not limited to:

o	Weather conditions affecting the demand for outdoor footwear products
o	General economic conditions including interest rates
o	Outbreak of disease affecting product development and sourced production
o	Demand for outdoor footwear products
o	Inventory levels required for sourced product and emphasis on forecasting capabilities
o	Performance of its manufacturing facilities
o	Limited ability to re-supply customer for fill-in orders for sourced product
o	Dealer inventory levels
o	Cancellation of current orders
o	Interruption of supply of technical products due to limited alternative sources
o	Trading policies or import and export regulations and foreign regulation of manufacturers or suppliers
o	Increased competition
o	Ability to protect intellectual property
o	Cyclical nature of the footwear industry
o	Changes in consumer buying patterns

o	Loss of a material customer
o	Unforeseen work stoppages
o	Acts of terrorism or military activities
o	Foreign currency exchange rate risk

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Company Annual Report on Form 10-K for the year ended December 31, 2002. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear is a leader in the design and development of premium quality protective footwear and rainwear under the LaCrosse, Danner and Rainfair brands. For more information about LaCrosse Footwear products, please consult our internet websites at http://www.lacrossefootwear.com, http://www.danner.com and http://www.lacrossesafety.com.

For additional investor information, see our website at http://www.lacrossefootwearinc.com.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of Operations

	Quarter Ended (Unaudited)		Three Quarters Ended (Unaudited)
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net sales	$29,900	$29,155	$68,362	$71,951
Cost of goods sold	20,509	20,267	47,378	53,031

Gross profit	9,391	8,888	20,984	18,920
Operating expenses	6,979	7,590	18,718	23,611

Operating income (loss)	2,412	1,298	2,266	(4,691)
Non-operating expenses, net	(272)	(435)	(771)	(1,206)

Income (loss) before income taxes	2,140	863	1,495	(5,897)
Income tax benefit	--	--	--	(1,000)

Net income (loss) before cumulative effect of
accounting change	2,140	863	1,495	(4,897)
Cumulative effect of change in
accounting principle - goodwill	--	--	--	(1,028)

Net income (loss)	$2,140	$863	$1,495	$(5,925)

Net income (loss) per common share, basic and diluted	$0.36	$0.15	$0.25	$(1.01)
Weighted average shares outstanding:
Basic	5,874	5,874	5,874	5,874
Diluted	5,932	5,874	5,898	5,874

Condensed Consolidated Balance Sheets

	(Unaudited)	*	(Unaudited)
	September 27, 2003	December 31, 2002	September 28, 2002
ASSETS:
Cash and cash equivalents	$--	$--	$--
Accounts receivable - net	24,011	15,302	24,898
Inventories	27,420	23,460	27,268
Refundable income taxes	--	2,888	--
Prepaid expenses and other assets	1,385	1,519	3,287

Total current assets	52,816	43,169	55,453
Property and equipment, net	4,825	4,979	5,202
Goodwill and other assets	11,767	12,697	12,728

Total Assets	$69,408	$60,845	$73,383

LIABILITIES & EQUITY:
Current portion of long-term debt	$2,998	$1,611	$1,599
Notes payable, bank	18,690	8,378	21,260
Accounts payable and accrued liabilities	6,919	7,573	7,403

Total current liabilities	28,607	17,562	30,262
Long-term debt, less current maturities	--	2,821	3,609
Other long-term liabilities	4,217	5,373	3,892
Total shareholders' equity	36,584	35,089	35,620

Total Liabilities and Equity	$69,408	$60,845	$73,383

* Derived from the December 31, 2002 audited financial statements.

END